EXHIBIT 107.1

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Veracyte, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Rule 457(h)	71,208(2)	$16.90(3)	$1,203,401(3)	$0.00014760	$178.00

Total Offering Amounts							$178.00

Total Fee Offsets(4)							—

Net Fee Due							$178.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents shares subject to issuance upon the exercise of stock options outstanding under the C2i Genomics, Inc. 2019 Stock Incentive Plan, and assumed by the Registrant on February 5, 2024, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2024, by and among the Registrant, C2i Genomics, Inc., and the other parties thereto.

(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options.

(4)	The Registrant does not have any fee offsets.